Advantage Advisers Xanthus Fund, L.L.C. Adjournment Call Guide

(FIRST NOTIFICATION OF ADJOURNMENT)

Good (morning, afternoon, evening), my name is (AGENT’S FULL NAME). May I please speak with (SHAREHOLDER’S FULL NAME)?

(Re-Greet If Necessary)

I am calling on a recorded line regarding your current investment with the Advantage Advisers Xanthus Fund, L.L.C.

The reason for my call is to inform you that the Members Meeting that was to take place on July 15, 2016 has been adjourned to August 2, 2016, to provide members who have yet to cast their proxy vote more time to do so. At this time we are offering Members the convenience of casting their proxy vote by phone.

The Board of Managers has unanimously recommended a vote “In Favor” of the proposal.

Would you like to vote along with the Board’s recommendation?

(Pause For Response)

(Review Voting Options with Shareholder If Necessary)

If we identify any additional accounts you own with the Advantage Advisers Xanthus Fund, L.L.C. before the meeting takes place, would you like to vote those accounts in the same manner as well?

(Pause For Response)

*Confirmation – I am recording your (Recap Voting Instructions).

For confirmation purposes:

•	Please state your full name. (Pause)
•	According to our records, you reside in (city, state, zip code). (Pause)
•	To ensure that we have the correct address for the written confirmation, please state your street address. (Pause)

Thank you. You will receive written confirmation of this vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions please call the toll free number listed on this confirmation. Mr. /Ms. ___________, your vote is important and your time is greatly appreciated. Thank you and have a good (morning, afternoon, evening.)

FOR INTERNAL DISTRIBUTION ONLY                                                                         Updated 7-15-16